Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Fourth-Quarter 2018 Revenue Growth of 12 Percent

Including 5 Percent Organic Growth at Terminix

•	Full-year 2018 Terminix revenue increased 7 percent year-over-year, the highest growth rate since 2002
•	Fourth-quarter 2018 Terminix revenue of $396 million increased 12 percent year-over-year
•	Fourth-quarter 2018 Terminix organic growth was 5 percent, the highest since 2014
•	2018 consolidated net loss of $41 million, included a $249 million mark-to-market adjustment on investment in frontdoor, inc.
•	Full-year 2018 Revenue and Adjusted EBITDA(1) met the high-end and mid-point of guidance, respectively
•	Full-year 2019 consolidated revenue guidance of between $2,020 million and $2,050 million
•	Full-year 2019 consolidated Adjusted EBITDA guidance of between $435 million and $445 million

MEMPHIS, TENN. — February 26, 2019  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited fourth-quarter and full-year 2018 results. On October 1, 2018 we completed the previously announced separation of our American Home Shield business. Concurrent with the effective date of the spin, the American Home Shield segment is reported in discontinued operations for all displayed periods, including prior periods.

For the full year 2018, the company reported a year-over-year revenue increase of 8 percent to $1,900 million and a  net loss of $41 million, or $0.30 per share. Net loss was negatively impacted by a  $249 million mark-to-market loss on investment in frontdoor, inc. Our post-spin Adjusted EBITDA of $398 million included $33 million of costs which were historically allocated to American Home Shield but are not permitted to be classified as discontinued operations under U.S. GAAP. Our pre-spin Adjusted EBITDA guidance of between $425 and $435 million excluded these $33 million of historically allocated costs. Adjusted net income(2) was $130 million, or $0.95 per share versus $101 million, or $0.74 per share, for the same period in 2017.

For the fourth quarter, the company reported a year-over-year revenue increase of 12 percent to $457 million and net loss of $248 million, or $1.83 per share. Fourth quarter net loss in 2018 was negatively impacted by a  $249 million mark-to-market loss on investment in frontdoor, inc. Adjusted EBITDA was $80 million, a year-over-year increase of $6 million and adjusted net income was $26 million, or $0.19 per share versus $10 million, or $0.07 per share, for the same period in 2017.

“Our primary goal in 2018 was to transform our Terminix business and unlock the potential to drive sustainable revenue growth. We are pleased to report that our focused efforts throughout 2018 and strategic initiatives resulted in record revenue at Terminix in the fourth quarter and full year 2018,” said ServiceMaster Chief Executive Officer Nik Varty. “Improvements in pest sales, driven by enhanced marketing initiatives, and stronger start and completion rates drove organic growth of 5 percent during the quarter, including over 7 percent in residential pest for a second consecutive quarter. The strong second half performance in these areas led to full-year organic growth of 2 percent, meeting the high end of expectations we set a year ago. ServiceMaster Brands grew revenue organically 5 percent in the fourth quarter and 9 percent for the full year. We continue to create strong growth by focusing on high-value segments in the cleaning and restoration businesses, with revenue in both commercial restoration and commercial cleaning national accounts up over 20 percent in 2018.”

“While making meaningful strategic investments in the business to drive long-term sustainable growth and shareholder value, the company delivered on its guidance for Adjusted EBITDA for the full year. Our growth strategy is on track for 2019, including major initiatives in the commercial pest and termite businesses, as well as a focus on adjacent opportunities in the cleaning and restoration businesses. We will also remain diligent in our focus on business productivity as we absorb dis-synergies from the successful spin of the American Home Shield business, which increased shareholder value.”

Consolidated Performance

	Three Months Ended December 31,				Year Ended December 31,
$ millions	2018	2017	B/(W)		2018	2017	B/(W)
Revenue	$457	$409	$48		$1,900	$1,755	$145
YoY growth			11.9%				8.3%
Gross Margin	192	174	18		860	794	66
% of revenue	42.0%	42.5%	(0.5)	pts	45.2%	45.2%	0.0	pts
SG&A	(138)	(119)	(18)		(555)	(500)	(56)
% of revenue	30.1%	29.2%	(0.9)	pts	29.2%	28.5%	(0.8)	pts
(Loss) Income from Continuing Operations before Income Taxes	(233)	8	(241)		(126)	99	(225)
% of revenue	(51.0)%	2.1%	(53.0)	pts	(6.6)%	5.6%	(12.3)	pts
Net (Loss) Income	(248)	306	(554)		(41)	510	(551)
% of revenue	(54.3)%	74.8%	(129.1)	pts	(2.2)%	29.0%	(31.2)	pts
Adjusted Net Income(2)	26	10	17		130	101	29
% of revenue	5.8%	2.4%	3.4	pts	6.8%	5.7%	1.1	pts
Adjusted EBITDA(1)	80	75	6		398	374	23
% of revenue	17.6%	18.2%	(0.7)	pts	20.9%	21.3%	(0.4)	pts
Net Cash Provided from Operating Activities from Continuing Operations	24	15	9		229	204	25
Free Cash Flow(3)	17	(10)	28		187	138	49

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended December 31, 2018					Year Ended December 31, 2018
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2018	B/(W) vs. PY	2018	B/(W) vs. PY		2018	B/(W) vs. PY	2018	B/(W) vs. PY
Terminix	$396	$43	$56	$(6)		$1,655	$113	$333	$2
YoY growth / % of revenue		12.2%	14.0%	(3.4)	pts		7.4%	20.1%	(1.3)	pts
ServiceMaster Brands	61	6	22	—		244	32	89	2
YoY growth / % of revenue		10.6%	35.9%	(4.6)	pts		15.1%	36.4%	(4.6)	pts
Corporate(4)	—	—	3	2.0		1	—	9	8
Costs historically allocated to American Home Shield	—	—	—	—		—	—	(33)	11
Total	$457	$48	$80	$6		$1,900	$145	$398	$23
YoY growth / % of revenue		11.9%	17.6%	(0.7)	pts		8.3%	20.9%	(0.4)	pts

Reconciliations of net income to adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported 12 percent year-over-year revenue growth in the fourth quarter of 2018, including over 7 percent organic growth in residential pest control services and 33 percent growth from acquisitions in commercial pest control, primarily from the March 2018 Copesan acquisition.  This is the second consecutive quarter of over 7 percent organic revenue growth in residential pest control. Organic termite growth in the fourth quarter of 3 percent was aided by approximately $2 million from a one-time acceleration of revenue related to an accounting method change for a bundled pest and termite service offering in order to comply with new revenue recognition standards. This fourth quarter benefit was more than offset in the full year by an initiative to upgrade bait stations for a sub-set of our customers in 2017.

Adjusted EBITDA in the fourth quarter decreased by $6 million year-over-year,  partially the result of absorbing $4 million in spin related dis-synergies, $3 million increased sales and marketing expense to drive continued growth, $5 million of selling and administrative expenses from acquisitions and $3 million in other investments in growth, including our partnership with Salesforce to replace legacy operating systems. These costs were partially offset by $14 million in flow-through from higher revenue. The company expects full year 2019 dis-synergies will impact Terminix by $16 million, or $11 million higher than the impact in 2018.

ServiceMaster Brands

ServiceMaster Brands, previously referred to as Franchise Services Group, reported a $6 million, or 11 percent, year-over-year revenue increase in the fourth quarter of 2018. Organic growth of 5 percent was highlighted by 11 percent growth in commercial cleaning national accounts. Approximately half of the growth related to the recognition of national advertising fund franchisee contributions as revenue pursuant to our adoption of a new accounting rule regarding revenue recognition that took effect on January 1, 2018. Prior to 2018, contributions to the national advertising fund made by our franchisees were treated as an offset to advertising expense. This accounting standards change increased revenue by $3 million but had no impact on Adjusted EBITDA.

Adjusted EBITDA in the fourth quarter was relatively flat with the pass through of higher revenue offset largely by the absorption of $1 million of dis-synergies in the quarter. The company expects full year 2019 dis-synergies will impact ServiceMaster Brands by $3 million, or $2 million higher than the impact in 2018.

Corporate

Adjusted EBITDA in the fourth quarter increased $3 million from the prior year. The increase is primarily related to continued favorable claims trends related to the company’s workers’ compensation, auto and general liability program as a result of operational improvements in claims management.

Historically Allocated Services

We have historically incurred the cost of certain corporate-level activities that we performed on behalf of our businesses, including American Home Shield, such as executive functions, communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, legal, marketing, facilities, information technology and other general corporate support services. The cost of such activities were historically allocated to our segments, including American Home Shield. Certain corporate expenses which were historically allocated to the American Home Shield segment are not permitted to be classified as discontinued operations under U.S. GAAP (“Historically Allocated Services”). Such Historically Allocated Services amounted to $33 million and $44 million for the years ended December 31, 2018, and 2017, respectively.

The costs of Historically Allocated Services which were not transferred to American Home Shield will be borne by our remaining businesses in the future as dis-synergies. We estimate these dis-synergies to be approximately $5 million in 2018 and expect total dis-synergies to be approximately $18 million in 2019.

Share Repurchase Plan

On February 19, 2019, the ServiceMaster Board of Directors approved a three-year extension allowing up to $150 million of repurchases through February 2022. Under the share repurchase program, the company may repurchase shares in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The extent to which the company repurchases its shares, and the timing and manner of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the company. The repurchase program may be suspended or discontinued at any time. The company expects to fund the purchases from operating cash flow.

American Home Shield Spin-Off

On October 1, 2018, we completed the previously announced separation of our American Home Shield business (the “Separation”). In connection with the Separation, we distributed 67,781,527 shares of common stock of Frontdoor to our stockholders and retained 16,734,092 shares, or approximately 19.8% of the common stock of frontdoor, inc. This investment is accounted for as an available for sale security and will be marked to market as required by accounting rules. We currently intend to responsibly dispose of all the frontdoor, inc. common stock we retained after the Separation through one or more subsequent exchanges for debt by June 14, 2019, in accordance with terms set forth in a private letter ruling with the Internal Revenue Service (“IRS”) governing the tax-free status of the Separation. The ultimate result of this disposition will be a debt reduction for the company.

The American Home Shield segment is reported in this press release in discontinued operations.

Free Cash Flow

Free cash flow was $187 million for the year ended December 31, 2018 compared to $138 million for the year ended December  31, 2017.  Post-spin free cash flow excludes any contributions from the American Home Shield segment, which have been restated as dis-continued operations. The full year 2018 free cash flow to Adjusted EBITDA conversion was 47 percent. The conversion was negatively impacted by Historically Allocated Services and cash interest not permitted to be allocated to discontinued operations under U.S. GAAP, as a result of the American Home Shield spin. The company expects free cash flow to range between 50 to 60 percent of Adjusted EBITDA in 2019.

Full-Year 2019 Outlook

The company expects full-year 2019 revenue to range from $2,020 million to $2,050 million, or an increase of 6 to 8 percent compared to 2018. Organic revenue growth at Terminix is expected to range from 2 to 3 percent. ServiceMaster Brands will continue to focus on high value business verticals and revenue channels such as commercial restoration, healthcare and commercial cleaning national accounts and is expected to drive organic growth in the mid-single digits.

Full-year 2019 Adjusted EBITDA is anticipated between $435 million and $445 million. Terminix is expected to contribute approximately 30 percent incremental margins, less incremental spin dis-synergies of $11 million and $9 million of investments due, in part to, operating duplicate systems during Salesforce implementation. At ServiceMaster Brands, continuing growth in national accounts will increase Adjusted EBITDA but creates slight margin pressure in 2019. We expect a positive inflection point in our year-over-year Adjusted EBITDA margins in the second half of the year as a result of revenue conversion more than offsetting year-over-year dis-synergies and investments in growth.

A reconciliation of the forward-looking 2019 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Fourth-Quarter and Full-Year 2018 Earnings Conference Call

The company will provide an update on and discuss the company's operational performance and financial results for the fourth quarter and full year ended December 31, 2018 during a conference call at 8 a.m. central time (9 a.m. eastern time) today, February 26, 2019.

Participants may join this conference call by dialing 800.698.4476 (or international participants, +1.303.223.4363). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the presentation, visit the company’s investor relations home page.

The call will be available for replay until March 28, 2019. To access the replay of this call, please call 800.633.8284 and enter reservation number 21916426 (international participants: +1.402.977.9140, reservation number 21916426). Or you can review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2019 revenue and Adjusted EBITDA outlook and organic revenue growth projections. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net (loss) income before: depreciation and amortization expense; acquisition-related costs;  401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; non-cash stock-based compensation expense; restructuring charges; non-cash impairment of software and other related costs; mark-to-market loss on investment in frontdoor, inc.; (gain) loss from discontinued operations, net of income taxes; provision (benefit) for income taxes; loss on extinguishment of debt and interest expense. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net (loss) income before: amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; restructuring charges; acquisition-related costs; mark-to-market loss on investment in frontdoor, inc.; impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4) Corporate includes the unallocated expenses of our corporate functions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$457	$409	$1,900	$1,755
Cost of services rendered and products sold	265	235	1,041	962
Selling and administrative expenses	138	119	555	500
Amortization expense	4	4	18	18
Acquisition-related costs	3	—	5	—
401(k) Plan corrective contribution	—	—	—	(3)
Fumigation related matters	3	2	3	4
Impairment of software and other related costs	—	—	—	2
Mark-to-market loss on investment in frontdoor, inc.	249	—	249	—
Restructuring charges	4	3	17	21
Interest expense	25	38	133	150
Interest and net investment income	(2)	(1)	(5)	(2)
Loss on extinguishment of debt	—	—	10	6
(Loss) Income from Continuing Operations before Income Taxes	(233)	8	(126)	99
Provision (benefit) for income taxes	4	(267)	37	(242)
Equity in losses of joint venture	—	—	—	—
(Loss) Income from Continuing Operations	(237)	276	(163)	341
(Loss) gain from discontinued operations, net of income taxes	(11)	30	122	169
Net (Loss) Income	$(248)	$306	$(41)	$510
Total Comprehensive (Loss) Income	$(266)	$310	$(44)	$518
Weighted-average common shares outstanding - Basic	135.7	135.1	135.5	134.4
Weighted-average common shares outstanding - Diluted	135.7	135.4	135.5	135.4
Basic (Loss) Earnings Per Share:
(Loss) Income from Continuing Operations	$(1.75)	$2.04	$(1.20)	$2.54
(Loss) gain from discontinued operations, net of income taxes	(0.08)	0.22	0.90	1.26
Net (Loss) Income	(1.83)	2.26	(0.30)	3.79
Diluted (Loss) Earnings Per Share:
(Loss) Income from Continuing Operations	$(1.75)	$2.04	$(1.20)	$2.52
(Loss) gain from discontinued operations, net of income taxes	(0.08)	0.22	0.90	1.25
Net (Loss) Income	(1.83)	2.26	(0.30)	3.76

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	December 31,	December 31,
	2018	2017
Assets:
Current Assets:
Cash and cash equivalents	$224	$192
Investment in frontdoor, inc.	445	—
Receivables, less allowances of $21 and $22, respectively	186	162
Inventories	45	41
Prepaid expenses and other assets	61	88
Deferred customer acquisition costs	—	18
Current assets of discontinued operations	—	740
Total Current Assets	962	1,242
Other Assets:
Property and equipment, net	201	202
Goodwill	1,956	1,780
Intangible assets, primarily trade names, service marks and trademarks, net	1,588	1,526
Restricted cash	89	89
Notes receivable	43	41
Long-term marketable securities	21	21
Deferred customer acquisition costs	77	—
Other assets	87	67
Long-term assets of discontinued operations	—	678
Total Assets	$5,023	$5,646
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$89	$82
Accrued liabilities:
Payroll and related expenses	60	56
Self-insured claims and related expenses	58	60
Accrued interest payable	14	14
Other	61	43
Deferred revenue	95	90
Current liabilities of discontinued operations	—	693
Current portion of long-term debt	49	136
Total Current Liabilities	425	1,174
Long-Term Debt	1,727	2,642
Other Long-Term Liabilities:
Deferred taxes	484	451
Long-term liabilities of discontinued operations	—	44
Other long-term obligations, primarily self-insured claims	182	168
Total Other Long-Term Liabilities	666	663
Commitments and Contingencies
Stockholders’ Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 147,209,928 shares issued and 135,687,558 shares outstanding at December 31, 2018, and 146,662,232 shares issued and 135,141,048 outstanding at December 31, 2017)	2	2
Additional paid-in capital	2,309	2,321
Retained earnings (accumulated deficit)	156	(895)
Accumulated other comprehensive loss	5	5
Less common stock held in treasury, at cost (11,522,370 shares at December 31, 2018, and 11,521,184 shares at December 31, 2017)	(267)	(267)
Total Stockholders' Equity	2,204	1,167
Total Liabilities and Stockholders' Equity	$5,023	$5,646

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2018	2017
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$563	$386
Cash Flows from Operating Activities from Continuing Operations:
Net (Loss) Income	(41)	510
Adjustments to reconcile net loss to net cash provided from operating activities:
(Gain) loss from discontinued operations, net of income taxes	(122)	(169)
Depreciation expense	73	68
Amortization expense	18	18
Amortization of debt issuance costs	4	5
401(k) Plan corrective contribution	—	(3)
Fumigation related matters	3	4
Payments on fumigation related matters	(2)	(12)
Impairment of software and other related costs	—	2
Mark-to-market loss on investment in frontdoor, inc.	249	—
Loss on extinguishment of debt	10	6
Deferred income tax provision	8	(233)
Stock-based compensation expense	14	10
Gain on sales of marketable securities	(1)	—
Restructuring charges	17	21
Cash payments related to restructuring charges	(15)	(6)
Other	(2)	9
Change in working capital, net of acquisitions:
Receivables	(6)	(2)
Inventories and other current assets	(6)	(1)
Accounts payable	(1)	(6)
Deferred revenue	(2)	(11)
Accrued liabilities	12	12
Accrued interest payable	(1)	(1)
Current income taxes	17	(15)
Net Cash Provided from Operating Activities from Continuing Operations	229	204
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(49)	(68)
Government grant fundings for property additions	7	2
Sale of equipment and other assets	2	4
Business acquisitions, net of cash acquired	(191)	(13)
Purchases of available-for-sale securities	—	(2)
Origination of notes receivables	(120)	(102)
Collections on notes receivables	100	100
Other investments	1	(1)
Net Cash Used for Investing Activities from Continuing Operations	(250)	(79)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	1,000	—
Payments of debt	(1,114)	(91)
Call premium paid on retirement of debt	—	(1)
Contribution to frontdoor, inc.	(242)	—
Repurchase of common stock	—	(85)
Issuance of common stock	7	30
Net Cash Used for Financing Activities from Continuing Operations	(350)	(147)

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows (Continued)

(In millions)

	Year Ended December 31,
	2018	2017
Cash Flows from Discontinued Operations:
Cash provided from operating activities	146	210
Cash used for investing activities	(1)	(6)
Cash used for financing activities	(24)	(5)
Net Cash Used for Discontinued Operations	121	198
Effect of Exchange Rate Changes on Cash	(1)	1
Cash Increase (Decrease) During the Period	(250)	177
Cash and Cash Equivalents and Restricted Cash at End of Period	$313	$563

The following table presents reconciliations of net income to adjusted net income.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2018	2017	2018	2017
Net (Loss) Income	$(248)	$306	$(41)	$510
Amortization expense	4	4	18	18
Acquisition-related costs	3	—	5	—
401(k) Plan corrective contribution	—	—	—	(3)
Fumigation related matters	3	2	3	4
Restructuring charges	4	3	17	21
Impairment of software and other related costs	—	—	—	2
Mark-to-market loss on investment in frontdoor, inc.	249	—	249	—
Loss (gain) from discontinued operations, net of income taxes	11	(30)	(122)	(169)
Loss on extinguishment of debt	—	—	10	6
Tax impact of adjustments	(3)	(4)	(14)	(17)
Impact of tax law change on deferred taxes	3	(271)	3	(271)
Adjusted Net Income	$26	$10	$130	$101
Weighted average diluted common shares outstanding	136.2	135.4	136.1	135.4
Adjusted earnings per share	$0.19	$0.07	$0.95	$0.74

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
Net Cash Provided from Operating Activities from Continuing Operations	$24	$15	$229	$204
Property additions and Government grant fundings for property additions	(7)	(26)	(41)	(66)
Free Cash Flow	$17	$(10)	$187	$138

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
Net (Loss) Income	$(248)	$306	$(41)	$510
Depreciation and amortization expense	24	22	91	86
Acquisition-related costs	3	—	5	—
401(k) Plan corrective contribution	—	—	—	(3)
Fumigation related matters	3	2	3	4
Non-cash stock-based compensation expense	5	2	14	10
Restructuring charges	4	3	17	21
Non-cash impairment of software and other related costs	—	—	—	2
Mark-to-market loss on investment in frontdoor, inc.	249	—	249	—
Loss (gain) from discontinued operations, net of income taxes	11	(30)	(122)	(169)
Provision (benefit) for income taxes	4	(267)	37	(242)
Loss on extinguishment of debt	—	—	10	6
Interest expense	25	38	133	150
Adjusted EBITDA	$80	$75	$398	$374

Terminix	$56	$62	$333	$330
ServiceMaster Brands	22	22	89	87
Corporate	3	1	9	1
Costs historically allocated to American Home Shield	—	(10)	(33)	(44)
Adjusted EBITDA	$80	$75	$398	$374

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	December 31,
(In millions)	2018	2017	Growth		Acquired		Organic
Residential Pest Control	$162	$146	$16	11%	$6	4%	$10	7%
Commercial Pest Control	83	63	20	33%	21	33%	—	—%
Termite and Home Services	128	123	5	4%	1	1%	4	3%
Other	23	21	2	9%	—	—%	2	9%
Total revenue	$396	$353	$43	12%	$27	8%	$16	5%

	Year Ended
	December 31,
(In millions)	2018	2017	Growth		Acquired		Organic
Residential Pest Control	$655	$613	$42	7%	$15	2%	$27	4%
Commercial Pest Control	317	255	62	24%	66	26%	(4)	(2)%
Termite and Home Services	599	593	6	1%	2	—%	4	1%
Other	84	81	3	3%	—	—%	3	3%
Total revenue	$1,655	$1,541	$113	7%	$84	5%	$30	2%

ServiceMaster Brands Segment

Revenue by service line is as follows:

	Three Months Ended		Year Ended		% of
	December 31,		December 31,		Revenue
(In millions)	2018	2017	2018	2017	2018
Royalty Fees	$33	$32	$132	$127	54%
Commercial Cleaning National Accounts	17	15	65	53	26%
Sales of Products	4	4	16	16	6%
Other	7	4	32	17	13%
Total revenue	$61	$55	$244	$212	100%